Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Inhibrx, Inc.
La Jolla, California

We hereby consent to the incorporation by reference in the Registration Statement of our report dated March 6, 2023, relating to the consolidated financial statements of Inhibrx, Inc. (the “Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BDO USA, LLP
San Diego, California
March 6, 2023